Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Time Inc.

at

$18.50 Net Per Share

by

Gotham Merger Sub, Inc.

a wholly owned subsidiary of

Meredith Corporation

December 12, 2017

To Our Clients:

Enclosed for your consideration are the offer to purchase, dated December 12, 2017 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal,” which, together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time in accordance with the terms of the Merger Agreement (as described below), constitutes the “Offer”) in connection with the Offer by Gotham Merger Sub, Inc. (“Purchaser”), a Delaware corporation and a wholly owned subsidiary of Meredith Corporation, an Iowa corporation (“Parent”), to purchase all of the outstanding shares of common stock, $0.01 par value per share (the “Shares”), of Time Inc., a Delaware corporation (“Company”), at a price of $18.50 per Share (the “Offer Price”), without interest thereon, net to the seller in cash, and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable tax withholdings, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Your attention is directed to the following:

1. The tender price is $18.50 per Share, without interest thereon, net to the seller in cash, and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable tax withholdings.

2. The Offer is being made for any and all outstanding Shares.

3. The Offer and withdrawal rights expire at one minute after 11:59 p.m. (Eastern Time) on January 10, 2018, unless extended (such date and time, as it may be extended in accordance with the terms of the Merger Agreement, the “Expiration Date”).

4. Purchaser will not be required to (and may not) accept any Shares for payment pursuant to the Offer, unless, at or prior to the Expiration Date, (i) the number of Shares validly tendered (and not validly withdrawn) in accordance with the terms of the Offer, taken together with any Shares then owned by Parent and Purchaser or any of their subsidiaries, represents a majority of all then outstanding Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), by the depository for the Offer pursuant to such procedures), (ii) the waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, relating to the transactions contemplated by the Merger Agreement (including the Offer and the Merger) has expired or been terminated, (iii) there is the absence of any law, order, injunction or decree by any government, court or other governmental entity that would make illegal or otherwise prohibit the Offer or the Merger, (iv) subject to certain materiality exceptions, certain representations and warranties of the Company contained in the Merger Agreement are accurate, and the covenants under the Merger Agreement have been performed in all material respects, (v) there is the absence of a material adverse effect on the Company and (vi) other customary conditions as described in the Offer to Purchase are met. The Offer is not subject to any financing condition.

5. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 26, 2017 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that, subject to the satisfaction or waiver of conditions set forth in the Merger Agreement, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Parent. As a result of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger, other than (i) Shares owned, directly or indirectly, by Parent, Purchaser or the Company (including shares held as treasury stock or otherwise) and (ii) Shares held by stockholders who are entitled to demand and who properly and validly demand their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL, which such Shares, in the case of (i), will be automatically canceled without any consideration paid in exchange thereof, will be automatically converted into the right to receive cash in an amount equal to the Offer Price, without interest thereon and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable tax withholdings. As a result of the Merger, the Company will cease to be a publicly traded company and will become wholly owned by Parent.

6. After careful consideration, the Company’s board of directors, among other things, has unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into the Merger Agreement, (iii) approved the execution and delivery of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, upon the terms and subject to the conditions contained therein, and (iv) resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

7. Tendering stockholders who are record owners of their Shares and who tender directly to Computershare Trust Company, N.A. (the “Depository”) will not be obligated to pay brokerage fees, commissions or similar expenses or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form.

Your prompt action is requested. Your instruction form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Date.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depository of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depository at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depository’s account at the Book-Entry Transfer Facility are actually received by the Depository.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Time Inc.

at

$18.50 Net Per Share

by

Gotham Merger Sub, Inc.

a wholly owned subsidiary of

Meredith Corporation

The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase, dated December 12, 2017 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal,” which, together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time in accordance with the terms of the Merger Agreement, constitutes the “Offer”), in connection with the Offer by Gotham Merger Sub, Inc. to purchase all of the outstanding shares of common stock, $0.01 par value per share (the “Shares”), of Time Inc.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:	SIGN HERE

Shares*
Signature(s)

Dated , 201
Name(s)

* Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.
Address(es)

Zip Code